Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on October 12, 2010, to be effective for all purposes as of the 1st day of August, 2010 (the “Effective Date”), by and between CornerWorld Corporation ("CornerWorld" or the "Company") and V. Chase McCrea III ("Employee").

RECITALS

WHEREAS, CornerWorld wishes to employ Employee in the position of Chief Financial Officer and Employee wishes to be so employed;

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

AGREEMENT

1.        Employment. CornerWorld hereby agrees to employ Employee, and Employee hereby agrees to accept such employment and agrees to perform the services specified herein upon the terms and conditions set forth in this Agreement. The initial term of this Agreement shall commence on the Effective Date of this Agreement and continue for two (2) years (the "Initial Term"). Following the Initial Term, the Employee and CornerWorld and/or the Company may elect to continue this Agreement on such terms to which the parties may later agree.

a.   Duties. Employee shall be employed in the position of Chief Financial Officer (“CFO”). Employee understands and agrees that his duties and responsibilities in the position of CFO will be typical of such duties required of a public company CFO and all such duties and responsibilities as delegated by Scott Beck, the President and/or Chief Executive Officer of CornerWorld and the Company.  Employee shall devote substantially all of his business time, energy and skill to performing his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of Employee's abilities. Employee shall comply in all material respects with all policies and procedures applicable to employees of CornerWorld generally and to Employee specifically.

b.   Salary. Upon commencement of employment, Employee's annual base salary ("Base Salary") shall be $165,000.00. Employee shall be paid on a semi-monthly basis in accordance with the Company's normal payroll practices.  At the end of the first year, the CEO along with the Board of Directors, may adjust the base salary as they deem applicable.

c.   Bonus.  In addition to the payment of the Base Salary amounts referred to above, Employee will be eligible to receive annual bonus compensation up to 25% of Employee’s Base Salary contingent upon the following:

1)   33% of the bonus computation will be at the CEO’s sole discretion.

2)   33% of the bonus computation will be paid if the Company’s EBITDA for the fiscal year to which the bonus compensation relates exceeds $1.5 million.  For the purposes of this computation, EBITDA is defined as Earnings before interest, taxes, depreciation and amortization and will be adjusted to remove legal expenses.

3)   33% of the bonus will be paid if the Company completes its public filings due during the fiscal year to which the bonus compensation relates in a timely manner.

Any bonus compensation amount that becomes payable with respect to a fiscal year will be paid in a single-sum cash payment between May 1 and August 31 of the following fiscal year.  Except as otherwise expressly provided in Section 3.a. of this Agreement, any annual bonus compensation payable under this Section 1.c. shall not be payable unless Employee is employed by the Company on the last day of the fiscal year to which such annual bonus compensation relates.

d.   Stock Options. Employee shall be granted 200,000 incentive stock options with a strike price of $0.20.

e.   Benefits. Employee shall be entitled to employee benefits and other perquisites consistent with the Company's policies in place from time to time that are generally available to the employees of the Company.

f.   Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel, entertainment and other business expenses actually incurred or paid by Employee in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of Employee and in accordance with and subject to the Company's general procedures and policies.  In addition, the Company shall pay or reimburse employee for expenses incurred with respect to training necessary to keep Employee’s CPA license current, fees associated with keeping said license current and fees associated with remaining a member of the AICPA and the California State Board of Accountancy, in an amount not exceeding $2,500.00 annually.  The payments and reimbursements provided for in this Section 1.f. shall be subject to the provisions of Section 19 of this Agreement.

g.   At-Will. Employee's employment with CornerWorld exists only at the will of both the Company and Employee. Subject to compliance with the provisions of Section 3 of this Agreement, either the Company or Employee may terminate the employment relationship at any time for any reason, with or without Cause (as defined herein), by the giving of verbal or written notice of termination. Nothing in this Agreement shall be construed to alter Employee's at-will status in any way, to specify any term of employment or to otherwise interfere with the at-will nature of Employee's employment with the Company.

2.        Termination.

a.   For purposes of this Agreement, "Cause" means (i) Employee's refusal to perform any lawful directives by CornerWorld’s and/or the Company’s Chief Executive Officer which are not cured by Employee within 30 days of written notice of such refusal to Employee; (ii) commission by Employee of any act or omission that would constitute a felony, or lesser crime that involves Company property, or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (iii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or Confidential Information or other acts or omissions that result in a breach of fiduciary duty to the Company; (iv) reporting to work or working under the influence of an illegal drug, an intoxicant or a controlled substance which renders Employee incapable of performing his material duties to the satisfaction of the Company, (v) violation by Employee of the confidentiality, non-competition or non-solicitation provisions of this Agreement; or (vi) other material breach of this Agreement.

b.   For purposes of this Agreement, "Termination Date" is the date as of which the Employee incurs a termination of employment with the Company. Any notice of termination of the Employee's employment given by the Employee or the Company pursuant to the provisions of this Agreement shall specify the Termination Date.

3.        Obligations of Company on Termination. Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of Employee's employment shall be as described in this Section 3.

a.   Obligations of the Company in the Case of Termination by the Company Without Cause. In the event that the Company terminates Employee's employment during the Initial Term for any reason other than for Cause, the Company shall provide Employee with the following:

i.

Amount of Severance Payment. Subject to the provisions of this Section 3, in addition to any Base Salary and unreimbursed expenses accrued but unpaid as of the Termination Date (which shall be paid in accordance with the customary payroll practices of the Company), the Company shall pay Employee (the "Severance Payment") the following:

(A)

180 days of Base Salary payable in accordance with the customary payroll practices of the Company for a period of 180 days commencing on the 60th day following the Termination Date (the "Payment Commencement Date", provided that on or before the Payment Commencement Date Employee has executed and returned to the Company the Release (as described in Section 3.a.ii. below) and all applicable revocation periods relating to the Release have expired;

(B)

any bonus amount that would otherwise have been payable to Employee, payable on the next date on which a bonus amount would have otherwise been payable to Employee following the Termination Date, prorated through the Termination Date; and

	(C)	any vacation pay accrued but not used by Employee as of the Termination Date, payable in a single lump sum payment on the next payroll following the Termination Date.
ii.

Employee acknowledges and understands that Employee's eligibility for the Severance Payment as set forth above is contingent upon Employee's execution and acceptance of the terms and conditions of, and the effectiveness of a General Release Agreement in a form acceptable to the Company (the "Release").  The form of the Release shall be provided to Employee within five (5) business days following the Termination Date.

b.   Obligations of the Company in the Case of Termination for Death or Disability.  Upon termination of Employee's employment for death or disability, the Company shall have no payment or other obligations hereunder to Employee, except for the payment of any Base Salary, accrued but unpaid bonus amounts, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

c.   Obligations of the Company in case of Termination for Cause or Voluntary Resignation by Employee. Upon termination of Employee's employment for Cause or Employee's voluntary resignation, the Company shall have no payment or other obligations hereunder to Employee, except for the payment of any Base Salary or unreimbursed expenses accrued but unpaid as of the date of such termination.

4.        Protection of Trade Secrets and Confidential Information.

a.   Confidential Information. Employee understands and acknowledges that, by virtue of Employee's position, Employee will acquire and/or will have access to knowledge of various confidential, trade secret and/or proprietary information of the Company and/or its clients (all of which is hereinafter referred to as "Confidential Information"). By way of illustration only, and not limitation, Confidential Information includes information regarding: (1) marketing, advertising, public relations and/or promotional strategies, programs, plans and methods; (2) pricing policies, methods and concepts, product and services strategies, training programs, and methods of operation and other business methods; (3) mailing lists and lists of and information relating to current, former and prospective clients and accounts of the Company; (4) terms of service contracts between the Company and its clients, accounts, vendors and/or suppliers; (5) business plans, expansion plans, management policies and other business policies and strategies; (6) business and sales forecasts, market analyses, costs, sales and revenue reports, budgets, other financial data which relates to the management and operation of the Company and its products and services, and other analyses not publicly disclosed; (7) competitors; (8) internally developed computer programs and software and specialized computer programs and source code; (9) internal procedures, programs, reports and forms of the Company; and (10) other confidential, trade secret and/or proprietary information that allows the Company to compete successfully.

b.   Employee's Use and Disclosure of Confidential Information. Except in connection with and in furtherance of Employee's work on the Company's behalf, Employee shall not, without the Company's prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

c.   Records Containing Confidential Information. All documents or other records (in whatever medium recorded) containing Confidential Information ("Confidential Documents") prepared by or provided to Employee are and shall remain the sole property of CornerWorld and/or the Company. Except with the Company's prior written consent, Employee shall not copy or use any Confidential Document for any purpose not directly relating to Employee's work on the Company's behalf, or use, disclose or sell any Confidential Document to any person or entity other than the Company. Upon the termination of Employee's employment relationship or association with the Company or upon the Company's request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee's possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company. In the event Employee refuses to return all Confidential Documents belonging to the Company upon the Company's request, Employee authorizes CornerWorld to withhold from any sums owed to Employee (including unpaid compensation) the value of any property of the Company in Employee's control or possession. This right to withhold any sums owed to Employee is in addition to all other rights available to the Company. This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Company's General Counsel.

d.   Ownership of Proprietary Property. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

e.   Additional Acknowledgments of Employee. Employee acknowledges that a breach of any of the covenants contained in this Section 5 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that if Employee breaches or threatens to breach any covenant contained in this Section 4, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief and Employee hereby waives any defense that the Company would have an adequate remedy at law.

5.        Non-Competition and Non-Solicitation.

a.   Definitions. For purposes of this section, the following terms shall have the following respective meanings:

i.	"Non-Competition Period" shall mean the twelve (12) month period following the Termination Date.
ii.	"Competitive Business" shall mean any business that is in direct competition with the Company.
iii.	"Restricted Territory" shall mean the States of Texas and Michigan.
iv.

"Work Product" shall mean all work product, property, data, documentation, "know- how", concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee in connection with (i) the performance of his services hereunder or (ii) the use of the Company's resources.

b.   Acknowledgments. Employee acknowledges and agrees that he will receive and will continue to receive substantial, valuable consideration for the agreements set forth in this section including: (i) access to Confidential Information, as defined above; (ii) specialized training and knowledge pertaining to the products, services, business practices and procedures and Confidential Information utilized by CornerWorld; and (iii) employment. Employee acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this section.

c.   Agreement not to Compete with the Company. During the period of Employee's employment and the Non-Competition Period thereafter, Employee agrees he shall not, without the Company's prior written consent, directly or indirectly, (i) own, manage, operate, or participate in the ownership, management, or operation of any Competitive Business in the Restricted Territory, or (ii) provide services to or be employed as a director, officer, employee, partner or consultant of any Competitive Business in the Restricted Territory. In the event of a violation of this subparagraph by Employee, the non-competition period will be extended an additional twelve (12) months from the date the violation ceases.

d.   Agreement Not to Solicit the Company's Employees. During the period of Employee's employment and the Non-Competition period thereafter, Employee agrees not to (i) directly or indirectly cause or attempt to cause any employee, contractor, agent or consultant of the Company to terminate their employment relationship with the Company, (ii) in any way interfere with the relationship between the Company and any employee, contractor, agent or consultant of the Company, (iii) directly or indirectly hire or attempt to hire any employee, contractor, agent or consultant of the Company to work for any person, firm or entity of or for which Employee is an officer, director, employee, consultant, independent contractor or owner of equity or other financial interest, or (iv) directly or indirectly assist any other person or entity in employing or soliciting for employment any employee, contractor, agent or consultant of the Company.

e.   Agreement not to Solicit the Company's Customers. During the period of Employee's employment and the Non-Competition period thereafter, Employee agrees not to (i) directly or indirectly solicit business from any customer of the Company with whom Employee had any contact, directly or indirectly or with whom Employee otherwise dealt directly or indirectly, including management or supervision of others who serviced or dealt with such customer during the period Employee was employed by the Company, (ii) directly or indirectly assist any other person or entity solicit business from any customer of the Company with whom Employee had any contact, directly or indirectly, or with whom Employee otherwise dealt, directly or indirectly, including management or supervision of others who serviced or dealt with such customer during the period Employee was employed by the Company, or (iii) interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved at any time during the period Employee was employed by the Company.

6.        Survival. Employee's obligations under this Agreement shall survive the termination of Employee's employment relationship or association with the Company and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or any other duty owed or claimed to be owed by the Company to Employee.

7.        Notices. Employee also agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of Employee to notify such employer of Employee's obligations under Sections 4 and 5 of this Agreement and notify such actual or potential employer of the Company's understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement.

8.        Prior Disclosure. Employee represents and warrants that he has not used or disclosed any confidential information, trade secret, copyright or any other intellectual property he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

9.        Confidential Information of Prior Employers. Employee will not disclose or use during the period of his employment with the Company, any proprietary or confidential information, trade secret, copyright or any other intellectual property belonging to a previous employer or other third party which Employee may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Employee's memory or embodied in a writing or other physical form.

10.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

11.       Complete Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

12.       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

13.       Successors and Assigns; Assignment. Employee expressly consents that CornerWorld may assign the rights and benefits given to it in this Agreement and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure.

14.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Michigan.

15.       Amendment and Waiver. This Agreement may not be changed or amended except in writing signed by the parties. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

16.       Headings. The headings contained in this Agreement are inserted for convenience only. They do not constitute a part of this Agreement and in no way define, limit or describe the intent of this Agreement or any provisions hereof.

17.       Construction.  This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

18.       Knowledge of Rights and Duties. Employee has carefully reviewed and completely read all of the provisions of this Agreement and understands and has been advised that he may consult with counsel of his choice for any explanation of his rights, duties, obligations and responsibilities under this Agreement, should Employee so desire. Employee acknowledges that he enters into this Agreement of his own free will.

19.       Section 409A.

a.         Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee's employment that would be considered "non-qualified deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes the

Employee's "separation from service" with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto ("Separation from Service").

b.         Section 409A Compliance; Payment Delays.

i.          Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to Employee pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).  However, to the extent any such payments are treated as "non-qualified deferred compensation" subject to Section 409A of the Code, and if Employee is deemed at the time of his Separation from Service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee's termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee's Separation from Service or (B) the date of Employee's death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 19.b. shall be paid in a lump sum to Employee (or Employee's estate).

ii.         The determination of whether Employee is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

c.         Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, "Section 409A Penalties"), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

d.         In-kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission in accordance with the Company's policies regarding reimbursements, but in no event later than the last day of Employee's taxable year following the taxable year in which the expense was incurred.  This Section 19.d. shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

IN WITNESS WHEREOF, Employee and CornerWorld have executed this Agreement to be effective as of the Effective Date.

Employer:

CORNERWORLD CORPORATION

By:       /s/ Scott. N. Beck

Scott Beck, Chairman of the Board and

Chief Executive Officer

Employee:

By:       /s/ V. Chase McCrea III

V. Chase McCrea III